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July 28, 1999

American Express Bank International
1221 Brickell Avenue, 8th Floor
Miami, FL  33131

Ladies and Gentlemen:

This is to confirm our agreement that:

(3)      Effective  only from August 1, 1999,  through  December  31,  2000,  in
         Section 2(I)(a) of Schedule A to the Selling Agent Agreement made as of June 1, 1990, by and between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, as subsequently amended (the "Selling Agent Agreement"), ".60%" shall replace ".50%";

(4) effective August 1, 1999, in Section 2(I)(a) of Schedule A to the Selling Agent Agreement, ".40%" shall replace ".30%"; and

(5) the payment in August 1999 to American Express Bank International pursuant to the Selling Agent Agreement shall also include a special sales incentive fee of $52,000.

Please note that this is the fourth amendment to the Selling Agent Agreement or a schedule thereto.

Very truly yours,

AMERICAN EXPRESS FINANCIAL ADVISORS INC.

By: /s/ Paula R. Meyer                        By: /s/ Mary Jo Olson

Print name: Paula R. Meyer                    Print name: Mary Jo Olson

Print title: VP - Assured Assets              Print title: Assistant Secretary


Accepted and agreed to by

AMERICAN EXPRESS BANK INTERNATIONAL

By: /s/ Jay L. Costello                        By: ________________________

Print name: Jay L. Costello                    Print name:__________________


Print title: Senior Director                   Print


Date:    07/28/99                              Date:    ___________________